                                 EXHIBIT 99.6

    NEWS BULLETIN                 Republic Bancorp Inc.
       FROM:                      122 S. Main Street
The Financial Relation Board      Ann Arbor, MI  48104       [LOGO]
----------------------------
     BSMG WORLDWIDE               www.republicbancorp.com

                                  NASDAQ: RBNC


FOR FURTHER INFORMATION:

At Republic Bancorp Inc.:                           At the Financial Relations Board:
Thomas F. Menacher            Kristine D. Brenner   John Kroen        Lisa Ferguson       Bess Gallanis
Exec. V.P., Treasurer & CFO   Investor Relations    General Info.     Analyst Inquiries   Media Inquiries
(517) 725-7337                (517) 725-7004        (312) 640-6763    (312) 640-6788      (312) 640-6737

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 14, 1999


REPUBLIC BANCORP REPORTS SECOND QUARTER 1999 OPERATING
                    EARNINGS INCREASE 17% TO $.28 PER SHARE

  *  Record net operating income of $11.7 million up 18%

  *  Net interest income increased 9% to $30.6 million

  *  Operating return on equity of 17.56% and return on assets of 1.18%

  *  Mortgage loan originations of $1.5 billion

ANN ARBOR, Michigan, July 14, 1999... Republic Bancorp Inc. (NASDAQ: RBNC) announced record net operating income for the bank holding company for the quarter and six months ended June 30, 1999. Net operating income for the second quarter was $11,690,000, or $.28 per diluted share, up 17% from $.24 earned for the second quarter of 1998. All prior period data have been restated for the merger with D&N Financial Corporation in May 1999, which was accounted for as a pooling of interests.

Net operating income for the quarter generated annualized returns of 1.18% on average assets and 17.56% on average equity. These compare with returns of 1.04% on average assets and 16.29% on average equity for the second quarter of 1998. Net operating income for the six months ended June 30, 1999 was $21,845,000, a 14% increase over the $19,188,000 earned for the six months ended June 30, 1998. For the six month period ending June 30, 1999, diluted earnings per share were $.53, an increase of 13% over the $.47 earned in 1998. Net operating income for the first six months of 1999 generated annualized return on average assets and return on average shareholders' equity of 1.08% and 16.29%, respectively.

Net operating earnings exclude the after tax impact of one-time charges related to the Company's merger with D&N Financial Corporation. In total, $30.2 million of after tax charges were recorded in the second quarter, consisting of $22 million in merger and restructuring charges, a $4.9 million loss on the sale of low-yielding fixed rate securities, and an additional $3.3 million provision for loan losses. Including these charges, the Company reported a net loss for the second quarter of $18.5 million and a net loss of $8.4 million for the six months ended June 30, 1999.

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                                                           Republic Bancorp Inc.
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The Company had another excellent quarter in mortgage banking, originating $1.51 billion in single-family residential mortgages. At June 30, 1999, the Company's mortgage loan pipeline of applications in process was $1.5 billion. Republic Bancorp Inc. is the 20th largest retail mortgage lender in the country.

Commercial lending activity has remained strong, as the Company had commercial loan closings of $131 million during the second quarter of 1999. The Company also closed $12.8 million in Small Business Administration (SBA) loans, an increase of 51% from the second quarter of 1998. At June 30, 1999, the Company's pipeline of SBA loans in process totaled $45 million. Republic Bank has been the Number One SBA lender in the state of Michigan for five years in a row and is a Preferred Lender with the SBA.

The Company's net interest income increased $2.4 million for the quarter, an increase of 9% from the corresponding period in 1998 due to the continued growth in earning assets and the improved mix of earning assets. During the second quarter, $265 million of low-yielding investment securities were sold with a portion of the proceeds redeployed into higher-yielding residential mortgage loans. Approximately $164 million in securities will settle in the third quarter and will be redeployed into residential mortgage loans. The better mix of earning assets also contributed to an increase of 11 basis points in the Company's net interest margin to 3.25% for the quarter. The net interest margin for the six months ended June 30, 1999 was 3.13%, compared to 3.10% for the same period of 1998.

"The Company had a great quarter," commented Jerry D. Campbell, Chairman and Chief Executive Officer. "Lending pipelines are strong across all of our business lines: commercial, mortgage and consumer. Higher levels of earning assets will further increase our net interest income during the remainder of 1999."

"The merger with D&N has gone very smoothly and we expect to see future operating results reflect the impact of cost savings and revenue enhancements from the merger." Campbell further added, "We are focused on growing the Company, providing high quality personalized service to our customers and motivating our employees. We recently announced that all employees of Republic have been awarded stock options entitling them to Republic stock. We believe
this will result in   highly motivated and focused employees."

"The merger with D&N has strengthened our commercial and retail banking presence in Michigan. We are now the 94/th/ largest bank in the country with a nationwide mortgage banking network," said Campbell.

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                                                           Republic Bancorp Inc.
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About the Company
-----------------
Republic Bancorp Inc., a rapidly growing regional bank holding company specializing in personalized service and commercial, consumer and mortgage lending, is a $4 billion company with headquarters in Ann Arbor, Michigan. Its subsidiaries, Republic Bank (including its subsidiaries Republic Bancorp
Mortgage Inc. and Market Street Mortgage Corporation) and D&N Bank (including its subsidiary Quincy Insurance) operate 190 offices in the following 22 states:
Michigan, Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Maryland, Massachusetts, Missouri, Nevada, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Texas, Utah and Virginia. The Company is the #1 Small Business Administration lender in the state of Michigan for the 5th consecutive year. Additionally, the Company is the 20th largest retail mortgage lender in the country.

To further expand its delivery channels, Market Street Mortgage Corporation takes mortgage applications over the Internet at www.marketstreetmortgage.com. The Company anticipates further expanding its Internet capabilities to all Republic affiliates in the latter part of 1999. Information about Republic Bancorp Inc.'s financial results and its products and services can be accessed on the Internet at www.republicbancorp.com.

Cash Dividend
-------------
The Company currently pays an annual cash dividend of $.36 per common share, which represents a yield of 2.5%.

Safe Harbor Statement
---------------------
As with any statements other than those reflecting historical facts, forward-looking statements contained in this announcement involve risk, and, as such, future financial performance may differ from current expectations due to a variety of marketplace factors. These factors include, without limitation, those disclosed in Republic Bancorp's 1998 Form 10-K filing with the Securities and Exchange Commission.

  To receive Republic Bancorp Inc.'s latest news release and other corporate documents, free of charge via fax, simply dial 1-800-PRO-INFO.
                           Use company ticker RBNC.

                           Financial tables follow...

                                     -More
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                                                           Republic Bancorp Inc.
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                    REPUBLIC BANCORP INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)

                                                             Three Months Ended           Six Months Ended
                                                                  June 30,                   June 30,
                                                            1999          1998          1999           1998
                                                            ----          ----          ----           ----
Interest Income
Loans, including fees................................    $   61,276    $   62,268    $   121,907    $ 121,256
Investment securities................................         9,758         8,577         20,144       18,011
                                                         ----------    ----------    -----------    ---------
  Total interest income..............................        71,034        70,845        142,051      139,267
                                                         ----------    ----------    -----------    ---------

Interest Expense
Deposits.............................................        26,635        26,553         54,088       52,392
Short-term borrowings................................           627         2,022          1,894        4,829
FHLB advances........................................        12,216        13,101         24,652       25,459
Long-term debt.......................................           947         1,004          1,924        2,015
                                                         ----------    ----------    -----------    ---------
  Total interest expense.............................        40,425        42,680         82,558       84,695
                                                         ----------    ----------    -----------    ---------
Net interest income..................................        30,609        28,165         59,493       54,572
Provision for loan losses............................         6,575         2,050          8,100        3,800
                                                         ----------    ----------    -----------    ---------
Net interest income after provision for loan losses..        24,034        26,115         51,393       50,772
                                                         ----------    ----------    -----------    ---------

Non-Interest Income
Service charges......................................         1,805         1,445          3,509        2,851
Mortgage banking.....................................        37,118        33,558         74,255       62,678
Loss on sale of securities...........................        (7,237)          (46)        (6,588)        (144)
Gain on sale of SBA loans............................           111           477            348        1,096
Other non-interest income............................         1,045           854          1,904        2,135
                                                         ----------    ----------    -----------    ---------
  Total non-interest income..........................        32,842        36,288         73,428       68,616
                                                         ----------    ----------    -----------    ---------

Non-Interest Expense
Salaries and employee benefits.......................        20,779        16,361         41,520       32,411
Mortgage loan commissions and incentives.............        13,097        13,190         24,982       24,431
Occupancy expense of premises........................         3,456         2,765          6,792        5,439
Equipment expense....................................         1,662         1,545          3,445        3,037
Merger and restructuring.............................        31,521             -         31,521            -
Other non-interest expense...........................        11,653        13,042         25,488       23,423
                                                         ----------    ----------    -----------    ---------
  Total non-interest expense.........................        82,168        46,903        133,748       88,741
                                                         ----------    ----------    -----------    ---------
Income (loss) before income taxes....................       (25,292)       15,500         (8,927)      30,647
Provision (credit) for income taxes..................        (7,464)        4,938         (1,935)      10,098
                                                         ----------    ----------    -----------    ---------
Income (loss) before preferred stock dividends.......       (17,828)       10,562         (6,992)      20,549
Dividends on preferred stock.........................           680           680          1,361        1,361
                                                         ----------    ----------    -----------    ---------
Net income (loss)....................................    $  (18,508)   $    9,882    $    (8,353)   $  19,188
                                                         ==========    ==========    ===========    =========
Basic earnings (loss) per share......................    $     (.45)   $      .25    $      (.20)   $     .48
                                                         ==========    ==========    ===========    =========
Diluted earnings (loss) per share                        $     (.45)   $      .24    $      (.20)   $     .47
                                                         ==========    ==========    ===========    =========

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                                                           Republic Bancorp Inc.
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                             REPUBLIC BANCORP INC.
                      SUMMARY OF SELECTED FINANCIAL DATA
                 (Dollars in thousands, except operating data)


                                                           June 30,    March 31,     December 31,     June 30,
                                                             1999         1999           1998           1998
                                                             ---          ----           ----           ----
Period-End Balances:
Total assets......................................        $3,977,561    $4,114,160     $4,213,766    $3,982,572
Mortgage loans held for sale......................           420,413       628,804        770,028       746,557
Total securities..................................           284,307       637,038        671,553       610,939
Portfolio loans...................................         2,882,177     2,535,140      2,543,772     2,418,380
Allowance for loan losses.........................            24,489        22,127         21,446        20,549
Total deposits....................................         2,557,362     2,651,309      2,642,831     2,367,432
Total FHLB advances...............................           916,911       841,011        986,571       922,071
Long-term debt....................................            51,669        51,821         52,194        53,102
Shareholders' equity (1)..........................           250,590       272,853        265,877       246,733

                                                            Three Months Ended            Six Months Ended
                                                                 June 30,                     June 30,
                                                             1999          1998           1999          1998
                                                             ----          ----           ----          ----
Average Balances:
Total assets...........................................   $3,957,494    $3,791,279     $4,058,993    $3,761,435
Mortgage loans held for sale...........................      508,324       597,638        555,858       536,033
Total securities.......................................      570,569       503,143        612,235       532,977
Portfolio loans........................................    2,657,291     2,489,983      2,602,413     2,485,672
Earning assets.........................................    3,767,631     3,596,655      3,798,989     3,559,475
Interest-bearing deposits..............................    2,422,692     2,227,882      2,435,926     2,201,080
Short-term borrowings..................................       44,404       150,215         71,030       177,595
Total FHLB advances....................................      862,387       901,620        873,688       881,557
Long-term debt.........................................       53,583        54,262         55,302        54,698
Shareholders' equity (1)...............................      266,304       242,622        268,234       238,143

Operating Data  (in millions):
Residential mortgage loan closings.....................   $    1,513    $    1,565     $    2,885    $    3,140
Mortgage loan servicing portfolio......................        3,503         3,952          3,503         3,952

Performance Ratios (before merger charges): (2)
Return on average assets...............................         1.18%         1.04%          1.08%         1.02%
Return on average equity...............................        17.56%        16.29%         16.29%        16.11%
Net interest margin....................................         3.25%         3.14%          3.13%         3.10%

Per Common Share Data:
Average common shares outstanding - diluted............       41,550        41,230         41,504        41,119
Cash dividends declared................................   $      .09    $      .08     $      .18    $      .16
Book value.............................................   $     6.10    $     6.12     $     6.10    $     6.12

(1) Common shares outstanding at June 30, 1999, March 31, 1999, December 31, 1998 and June 30, 1998 were 41,091,000, 40,876,000, 40,712,000 and
     40,343,000, respectively.
(2)  Annualized

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                                                           Republic Bancorp Inc.
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                             REPUBLIC BANCORP INC.
                      SUMMARY OF SELECTED FINANCIAL DATA
                            (Dollars in thousands)


                                                   June 30,    March 31,   December 31,   June 30,
                                                     1999        1999         1998         1998
                                                     ----        ----         ----         ----
Asset Quality Ratios:
    Non-performing assets to loans and
       other real estate owned (1,3)............       .59%        .80%           .77%       .92%
    Non-performing assets to total assets (3)...       .49%        .62%           .61%       .73%
    Allowance for loan losses
       to non-performing loans..................    163.01%     113.36%        107.35%     85.08%
    Allowance for loan losses to loans (2)......       .85%        .87%           .84%       .85%
    Allowance for loan losses to loans
       (excluding residential real
       estate mortgages) (2)....................      1.75%       1.71%          1.72%      1.79%
   Net charge-offs to
       average loans outstanding (1,4)..........       .32%        .11%           .07%       .08%
    Earnings coverage of net charge-offs (4,5)..      7.56x      14.65x         22.50x     29.18x

Capital Ratios:
    Average shareholders' equity to assets(4)...      6.61%       6.63%          6.37%      6.33%
    Tier 1 risk-based capital...................      9.68%      10.16%          9.80%     10.37%
    Total risk-based capital....................     10.58%      10.93%         10.55%     11.20%
    Tier 1 leverage.............................      6.71%       6.82%          6.54%      6.86%

(1) Includes mortgage loans held for sale.
(2) Excludes mortgage loans held for sale.
(3) Non-performing assets as of June 30, 1999, March 31, 1999, December 31, 1998 and June 30, 1998 were as follows:

                                                   June 30,   March 31,    December 31,   June 30,
                                                     1999        1999         1998         1998
                                                     ----        ----         ----         ----
    Non-performing loans:
      Commercial...............................    $ 4,989     $ 8,063        $ 6,141    $ 6,892
      Residential mortgage.....................      8,259       9,153         12,011     15,944
      Installment..............................      1,775       2,304          1,826      1,316
                                                   -------     -------        -------    -------
      Total non-performing loans...............     15,023      19,520         19,978     24,152
    Other real estate owned....................      4,575       5,845          5,648      5,029
                                                   -------     -------        -------    -------
      Total non-performing assets..............    $19,598     $25,365        $25,626    $29,181
                                                   =======     =======        =======    =======

(4) Year-to-date, annualized.
(5) Operating earnings before taxes plus the provision for loan losses divided by net charge-offs.

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                                                           Republic Bancorp Inc.
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                             REPUBLIC BANCORP INC.
                       SUMMARY OF SELECTED FINANCIAL DATA
                             (Dollars in thousands)

                                                          June 30,     March 31,    December 31,   June 30,
                                                            1999         1999          1998          1998
                                                            ----         ----          ----          ----
  Portfolio Loan Summary:
  Commercial loans:
     Commercial and industrial................           $   90,353   $   89,747    $   83,105   $   84,431
     Commercial real estate mortgage..........              643,954      572,614       549,586      470,126
                                                         ----------   ----------    ----------   ----------
        Total commercial loans................              734,307      662,361       632,691      554,557
  Residential real estate mortgages*..........            1,479,656    1,243,478     1,295,484    1,270,742
  Installment loans...........................              668,214      629,301       615,597      593,081
                                                         ----------   ----------    ----------   ----------

        Total portfolio loans.................           $2,882,177   $2,535,140    $2,543,772   $2,418,380
                                                         ==========   ==========    ==========   ==========

* Does not include loans held for sale.

                                      ###